Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the IntercontinentalExchange, Inc. 2009 Omnibus Incentive Plan of IntercontinentalExchange, Inc. of our reports dated February 10, 2009, with respect to the consolidated financial statements and schedule of IntercontinentalExchange, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of IntercontinentalExchange, Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Atlanta, Georgia
June 19, 2009